Exhibit 10.01

September 19, 2022

Mr. Jack Falcon and Mr. Ben Rose

The Board of Directors /Special Restructuring Committee thereof

c/o Chairman Jack Falcon and Director Ben Rose

The Greenrose Holding Company Inc.

111 Broadway, Amityville NY 11701

Re: Terms of Engagement of SierraConstellation Partners LLC to Provide Interim Chief Executive Officer and Interim Chief Executive Officer Support

Dear Messrs. Falcon and Rose:

This letter sets forth the agreement between The Greenrose Holding Company and its subsidiaries (collectively, the “Company” or “you”) and SierraConstellation Partners LLC (“SCP” and “we”). This letter (the “Engagement Letter”) together with the Standard Terms and Conditions (the “Standard Terms”) annexed hereto and incorporated by reference (collectively, the “Agreement”) sets forth the terms of our engagement.1

You shall, by executing this letter, engage SCP for the purposes of providing Timothy Bossidy as Interim Chief Executive Officer (“CEO”) to the Company and additional SCP personnel to support the CEO as Interim Chief Executive Officer Support (collectively, the “CEO Support” and, together with the CEO, collectively, the “SCP Personnel”) with respect to business advice and consultation regarding the Company’s current transitional period. The CEO and CEO Support will also work with you toward the implementation of whatever strategies are most appropriate to achieve your objectives. On or about the Effective Date (as defined in the Standard Terms), SCP shall provide the following services (“Services”) including, but not be limited to, the following:

●	SCP shall make the CEO available to the Company, to be named the Company’s Interim Chief Executive Officer by the board of directors of Company (the “Board”).

●	SCP will also provide the CEO Support to provide assistance to the CEO, the Company and Board from time to time.

●	The CEO shall have all duties appropriate for an interim chief executive officer and as Board, from time to time, determine.

SCP shall provide such other services as may be agreed to by SCP and the Company in writing based on discussions with you as the engagement progresses and additional information is obtained during the course of the engagement. This engagement is currently expected to last approximately four (4) months.

SCP’s fees for the Services will be billed at the rates set forth below. There will be an “evergreen” $60,000 retainer paid to SCP at the execution of this Agreement (the “Retainer”). This Retainer will be held by SCP as an advance towards Services and Reimbursable Expenses and applied as set forth in the Standard Terms.

1 Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Standard Terms.

Timothy Bossidy as Engagement Principal and CEO:	$24,0002/wk.

Tom Lynch as Partner and CEO Support:	$9953/hr.

If the foregoing represents your agreement, please sign the enclosed copy of this letter in the space provided and return it to me; or if you have any questions, please call me at 203.731.7205. By signing this letter, you represent and warrant that the Client has the authority to enter into this engagement letter on behalf of itself and its subsidiaries, in addition to any consent necessary from Existing Lenders. We appreciate the opportunity to work for you and look forward to your prompt response.

Very truly yours,

SierraConstellation Partners LLC

By:
Timothy Bossidy, Managing Director

Agreed and Accepted by:

The Greenrose Holding Company Inc.

By:

Name:

Title:

Date:

[2]	For any pro-rata portion of the week of September 19, 2022 and the next three (3) full weeks of the Engagement, SCP shall defer 50% of the aggregate weekly cost. The aggregate deferred amount shall be paid in full on or before October 21, 2022.
[3]	CEO Support shall not exceed five (5) billable hours per week without prior written notice from a member of The Board of Directors/Special Restructuring Committee thereof.